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                                                                    Exhibit 4.66

PARTNERSHIP AGREEMENT FOR FWA CDMA EXPANSION PROJECT NSS, BSS AND PDN SYSTEM IN
    DIVRE I AND DIVRE IV NO. K.TEL 01/HK910/UTA-00/2006 DATED 6 JANUARY 2006

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The Parties:                  1.   TELKOM; and

                              2.   Huawei Consortium with the member consists of:

                                   a.   Huawei Technologies Co., Ltd.; and

                                   b.   PT Huawei Tech Investment.

                                   (hereinafter, the Huawei Consortium shall be referred to as "Huawei").

Scope of Agreement:           TELKOM has appointed Huawei as the winner of
                              e-auction and has assigned Huawei to execute FWA
                              CDMA Project Expansions NSS, BSS and PDN System in
                              Divre I and Divre IV.

Time of Completion of Work:   The project must be done as instructed in the
                              schedule for each location.

Performance Bond:             Huawei must provide a performance bond in which
                              shall be a bank guarantee or surety bond issued by a bank or insurance company in accordance with TELKOM's requirement. Huawei must submit performance bonds for implementation of the first phase of the project and the implementation of full system in the amount of 5% of the related purchase order.

Obligation of
Huawei:                       1.   Huawei is responsible to conduct, coverage
                                   plan, survey, design, develop, engineering, manufacture, supply, install, training and test the system;

                              2. Huawei must obtain necessary licenses and permits in order to complete the project;

                              3. Huawei is responsible for any damage or loss of goods and services except that such damage or loss is resulted by the negligence of TELKOM personnel or force majeure.

Obligation of
TELKOM: TELKOM must supervise the project and examine the workmanship of Huawei employed for the project.

Packing: Huawei must provide packing of goods as required to prevent damage or deterioration during delivery to the final destination as regulated in the agreement.

Transfer of Ownership:        The transfer of ownership shall take place when
                              the integrated system acceptance certificate has
                              been issued by TELKOM.
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Permits:                      TELKOM must assist Huawei in obtaining all
                              required license and permits for the project.

Cleaning Up:                  Huawei must at all times pay due attention to
                              sanitation at the work site and keep the site free from waste materials or rubbish caused by the work.

Confidentiality:              Huawei shall not disclose or make use of any part
                              or the whole agreement to a third party without a prior written consent from TELKOM.

Assignment:                   Huawei must not assign, in whole or in part, its
                              obligation to perform the work without a prior written consent from TELKOM.

Appointment of
Sub Contractors:              Huawei must notify TELKOM in writing on its
                              intention to appoint any sub-contractors and must obtain TELKOM's written approval.

Liquidated Damages:           Upon failure of Huawei to deliver the system
                              within the stipulated deadline, TELKOM shall deduct a sum of 1 per mil of the agreement price for each days of delay until actual performance.

Termination:                  TELKOM may terminate the agreement:

                              1. If Huawei fails to deliver all the goods or fails to perform any or the entire project within the stipulated deadline or any other obligations;

                              2. If Huawei fails to take any actions within 30 days since 29 December 2006;

                              3.   Huawei becomes bankrupt;

                              4.   TELKOM may, by a written notice sent to
                                   Huawei, terminate the whole or part of the agreement for its convenience.

Settlement of Dispute:        1.   Amicable settlement;

                              2. If the parties are unable to find amicable settlement, the dispute shall be settled by arbitration using the rules of the Indonesian National Board of Arbitration (BANI).

Governing Law:                The laws of the Republic of Indonesia.
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